DENTSPLY INTERNATIONAL INC.
                           EXHIBIT 11
                COMPUTATION OF EARNINGS PER SHARE


                                     1996       1995       1994
                                   --------   --------   --------
                                (in thousands, except per share data)

Weighted average common
  shares outstanding                 26,920     27,012     27,776
                                   --------   --------   --------
Income from continuing
  operations                       $ 67,222   $ 53,963   $ 54,144

Income from the operation of
  of discontinued Medical
  business                             -          -         1,311

Gain on disposal of Medical
  business                             -          -         6,543
                                   --------   --------   --------
Net income                         $ 67,222   $ 53,963   $ 61,998
                                   ========   ========   ========

Earnings per common share:

Income from continuing
  operations                          $2.50      $2.00      $1.95
Income from the operation
  of discontinued Medical
  business                              -          -          .05
Gain on disposal of
  Medical business                      -          -          .23
                                      -----      -----      -----
Net Income                            $2.50      $2.00      $2.23
                                      =====      =====      =====

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